Exhibit 97.1

INCENTIVE-BASED COMPENSATION

CLAWBACK POLICY

Adopted as of October 2, 2023

The Board of Directors (the “Board”) of United Microelectronics Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to adopt this Clawback Policy (the “Policy”), which provides for the recovery of certain incentive compensation in the event of a Material Financial Restatement (as defined below).

1. Overview

The Policy sets forth the circumstances and procedures under which the Company shall recover Erroneously Awarded Compensation from current and former Executive Officers of the Company in accordance with rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”) and the New York Stock Exchange (the “NYSE”). Please refer to Section 3 below for definitions of capitalized terms used and not otherwise defined herein.

2. Compensation Recovery Requirement

In the event the Company is required to prepare a Material Financial Restatement, the Company shall reasonably and promptly recover all Erroneously Awarded Compensation with respect to such Material Financial Restatement, and each Covered Person shall be required to take actions necessary to enable such recovery.

3. Definitions

a.

“Applicable Recovery Period” means with respect to a Material Financial Restatement, the three (3) completed fiscal years immediately preceding the Restatement Date for such Material Financial Restatement.

b.	A “Covered Person” means any person who was an Executive Officer at any time during the Applicable Recovery Period for which Incentive-Based Compensation is received.

c.

“Incentive-Based Compensation” means any compensation provided, directly or indirectly, by the Company or any of its subsidiaries that is granted, earned, or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed received, earned or vested when the Financial Reporting Measure is attained, not when the actual payment, grant or vesting occurs.

d.	“Effective Date” means the earlier of (i) October 2, 2023 and (ii) the date on which the Board of Directors approves this Policy.

e.

“Erroneously Awarded Compensation” means, with respect to a Material Financial Restatement, the amount of any Incentive-Based Compensation received by a Covered Person on or after the Effective Date during the Applicable Recovery Period that exceeds the amount that otherwise would have been received by the Covered Person had such compensation been determined based on the restated amounts in the Material Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Material Financial Restatement, shall be based on a reasonable estimate of the effect of the Material Financial Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules.

f.	“Exchange” mean New York Stock Exchange.

g.

“Executive Officers” means each individual who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act, including, at a minimum, the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company or any subsidiaries.

h.

“Applicable Rules” means any rules or regulations adopted by the NYSE pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.

i.

“Financial Reporting Measures” mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure). Financial Reporting Measures also include stock price and total shareholder return.

j.

A “Material Financial Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

k.

“Restatement Date” means, with respect to a Material Financial Restatement, the earlier to occur of: (i) the date the Board or the Audit Committee of the Board concludes, or reasonably should have concluded, that the Company is required to prepare the Material Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Material Financial Restatement.

4. Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Remuneration Committee (the “Committee”) determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation and provided documentation of its attempts to recover to the Exchange; (ii) pursuing such recovery would violate the Company’s home country laws and the Company provides an opinion of counsel to that effect to the Exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.

5. Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is received by a Covered Person, the gross amount received (i.e., the amount the Covered Person received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

6. No Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its subsidiaries, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation recovered under this Policy and, to the extent any such agreement or organizational document purports to provide otherwise, Covered Persons hereby irrevocably agree to forego such indemnification. Further, the Company shall not pay or reimburse any Covered Persons for premiums incurred or paid for any insurance policy to fund such person’s potential recovery obligations.

7. Policy Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law and shall otherwise be interpreted (including in the determination of amounts recoverable) in the business judgment of the Remuneration Committee (the “Committee”). The Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Material Financial Restatement hereunder.

8. Policy Administration

This Policy shall be administered by the Committee. The Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Committee shall have full power and authority to take, or direct the taking of, all actions and to make all determinations required or provided for under this Policy and shall have full power and authority to take, or direct the taking of, all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Committee of any provision of this Policy and all determinations made by the Committee under this policy shall be final and binding.